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                                                                     EXHIBIT 5.1

                      [Letterhead of Grant Prideco, Inc.]



April 5, 2001


Grant Prideco, Inc. Board of Directors
1450 Lake Robbins Drive, Suite 600
The Woodlands, Texas  77380

Ladies and Gentlemen:


         I am the Vice President and General Counsel of Grant Prideco, Inc., a Delaware corporation (the "Company"), and in such capacity, I have acted as counsel to the Company and the Subsidiary Guarantors (defined below), in connection with the proposed issuance by the Company of up to $200 million principal amount of its 9 5/8% Senior Notes Due 2007, Series B (the "Series B Notes"), in exchange for an equivalent amount of its outstanding 9 5/8% Senior Notes Due 2007, Series A (the "Series A Notes"). The terms of the offer to exchange the Series B Notes for the Series A Notes (the "Exchange Offer") are described in the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), for the registration of the Series B Notes under the Securities Act of 1933 (the "1933 Act"). The Series A Notes have been, and the Series B Notes will be, issued pursuant to an Indenture dated as of December 5, 2000 (the "Indenture"), among the Company, the Subsidiary Guarantors and U.S. Trust Company of Texas, N.A.,as Trustee (in such capacity, the "Trustee"). GP Expatriate Services, Inc., a Delaware corporation, Grant Prideco Hodling, LLC, a Delaware limited liability company, Grant Prideco, L.P., a Delaware limited partnership, Grant Prideco USA, LLC, a Delaware limited liability company, Star Operating Company, a Delaware corporation, TA Industries, a Delaware corporation, Texas Arai, Inc., a Delaware corporation, Tube-Alloy Capital Corporation, a Texas corporation, Tube-Alloy Corporation, a Louisiana corporation, XL Systems International, Inc., a Delaware corporation, and XL Systems, L.P., a Texas limited partnership, are collectively referred to as the "Subsidiary Guarantors" and the guarantees thereof with respect to the Notes are collectively referred to as the "Guarantees" and each a "Guaranty". In connection with the foregoing, I have examined (i) the constituent documents of the Company and each of the subject Subsidiary Guarantors, each as amended to date, (ii) the Indenture, and (iii) such certificates, statutes and other instruments and documents as I considered appropriate for purposes of the opinions hereafter expressed. I have assumed the genuineness of all signatures, the authenticity of all documents, records and instruments examined by us and the correctness of all statements of fact contained therein. As to matters of Louisiana law affecting my opinion herein expressed with respect to Tube-Alloy Corporation, I have, however, assumed the following: (A) based solely upon certificates of good standing and existence received from the State of Louisiana, it has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Louisiana; (B) based solely upon certified resolutions provided to me, each of the Indenture and Guarantees have been duly authorized by it, the Indenture has been duly executed by it and it has full corporate power


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and authority to enter into each of such agreements; and (C) no consent, approval, authorization or order of any court or governmental agency or body of the State of Louisiana is required of it for the consummation of the transactions contemplated by the Indenture or Guarantees. Based upon the foregoing, subject to the qualifications hereinafter set forth, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Series B Notes and the Guarantees have been duly authorized for issuance and, when the Registration Statement has become effective under the 1933 Act and the Series B Notes and the Guarantees have been duly executed and authorized in accordance with the Indenture and issued and sold in exchange for the Series A Notes as contemplated by the Registration Statement and in accordance with the Exchange Offer, the Series B Notes will constitute valid and legally binding obligations of the Company and each Guaranty will constitute a valid and legally binding obligation of its respective Subsidiary Guarantor, subject to (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding inequity or at law). The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of Texas and the General Corporation Law of the State of Delaware, and I express no opinion as to the effect of the laws of any other jurisdiction.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.


                                    Sincerely,

                                    Grant Prideco, Inc.


                                    By:  /s/ Philip A. Choyce
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                                    Philip A. Choyce
                                    Vice President and General Counsel